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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                               Stage Stores, Inc.
                        ---------------------------------
                                (Name of Issuer)

                Shares of Common stock, par value $.01 per share
                ------------------------------------------------
                         (Title of Class of Securities)


                                   85254C305
                                 --------------
                                 (CUSIP Number)

                                 August 1, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 2 of 9 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Witmer Asset Management 13-3735486
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,013,125
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,013,125
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,013,125
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 3 of 9 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Charles H. Witmer
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,036,325
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,036,325
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,036,325
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 4 of 9 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Meryl B. Witmer
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,036,325
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       0
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    1,036,325
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,036,325
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.2%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 5 of 9 Pages
-------------------                                            -----------------

ITEM 1. NAME OF ISSUER

     (a)  Name of Issuer:
          Stage Stores, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          1201 Main Street
          Houston, Texas 77025

ITEM 2. NAME OF PERSON FILING

     (a)  Name:

          Witmer Asset Management
          Charles H. Witmer
          Meryl B. Witmer

     (b)  Address of Principal Business Office:

          237 Park Avenue, Suite 800
          New York, New York 10017

     (c)  Citizenship:

          Witmer Asset Management is a limited liability company and organized under the laws of the State of Delaware.
          Charles H. Witmer and Meryl B. Witmer are United States citizens.

     (d)  Title of Class of Securities:

          Shares of Common stock, par value $.01 per share

     (e)  CUSIP Number:

          85254C305

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13D-1(B) OR SS.240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable

     (a)  [ ] Broker or dealer registered under Section 15 of the Act.
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act.
     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
     (e) [ ] An investment adviser in accordance with ss.240.13(d)-1(b)(1)(ii)(E).
     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 6 of 9 Pages
-------------------                                            -----------------

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G)
     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     (a)  Amount Beneficially Owned:

          Witmer Asset Management 1,013,125 shares
          Charles H. Witmer 1,036,325 shares
          Meryl B. Witmer 1,036,325 shares

     (b)  Percent of Class:

          Witmer Asset Management 5.1%
          Charles H. Witmer 5.2%
          Meryl B. Witmer 5.2%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote:

                Witmer Asset Management 0 shares
                Charles H. Witmer 0 shares
                Meryl B. Witmer 0 shares

          (ii)  shared power to vote or to direct the vote:

                Witmer Asset Management 1,013,125 shares
                Charles H. Witmer 1,036,325 shares
                Meryl B. Witmer 1,036,325 shares

          (iii) sole power to dispose or to direct the disposition of.

                Witmer Asset Management 0 shares
                Charles H. Witmer 0 shares
                Meryl B. Witmer 0 shares

          (iv)  shared power to dispose or to direct the disposition of:

                Witmer Asset Management 1,013,125 shares
                Charles H. Witmer 1,036,325 shares
                Meryl B. Witmer 1,036,325 shares

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 7 of 9 Pages
-------------------                                            -----------------

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

     Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

     Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable

ITEM 10. CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

     EXHIBIT 1
     ---------

     Joint Filing Agreement dated August 7, 2002 between Witmer Asset Management, Charles H. Witmer and Meryl B. Witmer.

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 8 of 9 Pages
-------------------                                            -----------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: August 7, 2002

                                        Witmer Asset Management

                                        By: /s/ Charles H. Witmer*
                                            ------------------------------------
                                            Name: Charles H. Witmer
                                            Title: Member



                                        By: /s/ Charles H. Witmer*
                                            ------------------------------------
                                            Charles H. Witmer


                                        By: /s/ Meryl B. Witmer*
                                            ------------------------------------
                                            Meryl B. Witmer

* The reporting persons hereby disclaim beneficial ownership over the shares reported on this 13G to the extent of their pecuniary interest therein.

-------------------                                            -----------------
CUSIP NO. 85254C305                                            Page 9 of 9 Pages
-------------------                                            -----------------

EXHIBIT 1

                             JOINT FILING STATEMENT

                     STATEMENT PURSUANT TO RULE 13d-1(k)(1)


     The undersigned hereby consent and agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Stage Stores, Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.



Dated: August 7, 2002

                                        Witmer Asset Management

                                        By: /s/ Charles H. Witmer
                                            ------------------------------------
                                            Name: Charles H. Witmer
                                            Title: Member



                                        By: /s/ Charles H. Witmer
                                            ------------------------------------
                                            Charles H. Witmer


                                        By: /s/ Meryl B. Witmer
                                            ------------------------------------
                                            Meryl B. Witmer